EXHIBIT 5.1

                            GRIGGS & HARRISON, P.C.
                           1301 MCKINNEY, SUITE 3200
                           HOUSTON, TEXAS 77010-3033
                                 (713) 651-0600
                        HOUSTON FACSIMILE (713) 651-1944

                                February 4, 1997

Atwood Oceanics, Inc.
15835 Park Ten Place Drive
Houston, Texas 77084
Gentlemen:

     We have acted as counsel for Atwood Oceanics, Inc., a Texas corporation (the "Company"), in connection with the proposed offer and sale by the Company to Credit Suisse First Boston, Howard, Weil, Labouisse, Friedrichs Incorporated, Rauscher Pierce Refsnes, Inc. and the other underwriters to be named in the Underwriting Agreement to be executed in connection with such offering (the "Underwriters"), pursuant to a Prospectus forming a part of the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on February 4, 1997 (the "Registration Statement"), of up to an aggregate of 1,725,000 shares (the "Shares") of the Company's common stock, par value $1.00 per share (the "Common Stock"), including 225,000 shares of Common Stock which may be sold to the Underwriters to cover over-allotments.

     In connection therewith, we have examined, among other things, the Certificate of Incorporation and Bylaws of the Company, each as amended to date, and originals or copies certified or otherwise identified to our satisfaction of records of corporate proceedings which have occurred prior to the date hereof with respect to the offering, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering such opinions, we have relied upon certificates of certain public officials and officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

     Based upon the foregoing examination and review, we hereby advise you that, in our opinion, when (a) the Registration Statement has become effective under the Securities Act of 1933, as amended, and (b) the Shares have been issued and sold against payment therefor as contemplated in the Registration Statement and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the caption
"Legal Matters" in the Prospectus forming a part of the Registration
Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,

                                      /s/ GRIGGS & HARRISON, P.C.
                                          GRIGGS & HARRISON, P.C.